Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CHIMERIX, INC.

Kenneth I. Moch hereby certifies that:

1.          The name of the corporation is Chimerix, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State on April 7, 2000.

2.          He is the duly elected and acting Chief Executive Officer of the Corporation.

3.          Pursuant to Sections 228, 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation of the Corporation was adopted by the Corporation’s Board of Directors (the “Board”) and stockholders.

4.          The text of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

I.

The name of the corporation is Chimerix, Inc. (the “Corporation”).

II.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

1

IV.

A.           This Corporation is authorized to issue two classes of shares to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is One Hundred Fifty-Nine Million Three Hundred Seventy-Nine Thousand Two Hundred Ninety-Nine (159,379,299). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share. The total number of shares of Common Stock this Corporation shall have authority to issue is Eighty-Nine Million Seven Hundred Thousand (89,700,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is Sixty-Nine Million Six Hundred Seventy-Nine Thousand Two Hundred Ninety-Nine (69,679,299), of which Eight Hundred Thousand (800,000) shall be designated “Series A Preferred Stock”, Two Million Two Hundred Thirty-Three Thousand Eight Hundred Seventy-Nine (2,233,879) shall be designated “Series B Preferred Stock”, Two Million Fifty-Four Thousand Three Hundred Thirty-Three (2,054,333) shall be designated “Series B-1 Preferred Stock”, Five Million One Hundred Forty-One Thousand Six Hundred Ninety (5,141,690) shall be designated “Series C Preferred Stock”, Eleven Million Three Hundred Fifty-Four Thousand Five Hundred Twenty-Six (11,354,526) shall be designated “Series D Preferred Stock”, Seven Million Eight Hundred Ninety-Four Thousand Eight Hundred Seventy-One (7,894,871) shall be designated “Series E Preferred Stock” and Forty Million Two Hundred Thousand (40,200,000) shall be designated “Series F Preferred Stock.” The Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock are referred to herein collectively as the “Junior Series Preferred.” The Series C Preferred Stock and Series D Preferred Stock are referred to herein collectively as the “Mezzanine Preferred.” The Junior Series Preferred, the Mezzanine Preferred, the Series E Preferred Stock and the Series F Preferred Stock are referred to herein collectively as the “Series Preferred.”

B.           The powers, preferences, rights, restrictions, and other matters relating to the Series Preferred are as follows:

1.          Dividends.

a.           Holders of Series F Preferred Stock, in preference to the holders of the Series E Preferred Stock, Mezzanine Preferred, Junior Series Preferred and Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series F Preferred Stock. The “Original Issue Price” of the Series F Preferred Stock shall be Two Dollars and Four and One-Half Cents ($2.045) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such applicable series of shares). Such dividends shall accrue on a daily basis, whether or not declared by the Board, and shall be cumulative to the extent not declared and paid for a period ending on the earlier of (i) February 7, 2014 or (ii) the date of approval by the United States Food and Drug Administration of the Corporation’s new drug application for CMX001 as a therapeutic drug for an adenovirus or cytomegalovirus indication, and shall be payable in cash to the holders of Series F Preferred Stock concurrently with any liquidation, dissolution or winding up of the Corporation, Qualifying IPO, Asset Transfer or Acquisition (as such terms are defined below); provided, however, that (i) at the election of each holder of Series F Preferred Stock or (ii) in the case of an Asset Transfer or Acquisition in which all or part of the consideration paid is other than cash, such dividends shall instead be paid to each such holder of Series F Preferred Stock in a number of shares of Series F Preferred Stock equal to the amount of such dividends divided by the Original Issue Price of the Series F Preferred Stock, rounded down to the nearest whole share. After the earlier of the events described in (i) and (ii) in the immediately prior sentence, any future dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative notwithstanding anything to the contrary set forth above.

b.           So long as any shares of Series F Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Series E Preferred Stock, nor shall any shares of any Series E Preferred Stock be purchased, redeemed, or otherwise acquired for value by the Corporation until (i) the Corporation has received the prior written consent of the Series F Requisite Investors (as defined in that certain Series F Preferred Stock and Warrant Purchase Agreement (the “Purchase Agreement”), dated on or about the date hereof, by and among the Corporation and the investors listed therein) in accordance with Section B.5(a) and (ii) all dividends (set forth in Section B.1(a) above) on the Series F Preferred Stock shall have been paid or declared and set apart. Prior to the payment of any dividend on any share of Series E Preferred Stock, an additional dividend shall be paid with respect to all outstanding shares of Series F Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Series E Preferred Stock (on an as-if-converted to Common Stock basis).

c.           After (i) the Corporation has received the prior written consent of the Series F Requisite Investors in accordance with Section B.5(a) and (ii) the payment, declaration or setting apart of dividends on the Series F Preferred Stock as set forth in Sections B.1(a) and B.1(b) above, holders of Series E Preferred Stock, in preference to the holders of the Mezzanine Preferred, Junior Series Preferred and Common Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price per annum on each outstanding share of Series E Preferred Stock. The “Original Issue Price” of the Series E Preferred Stock shall be Two Dollars and Four and One-Half Cents ($2.045) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such applicable series of shares). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

d.           So long as any shares of Series F Preferred Stock or Series E Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Mezzanine Preferred, nor shall any shares of any Mezzanine Preferred be purchased, redeemed, or otherwise acquired for value by the Corporation until (i) the Corporation has received the prior written consent of the Series F Requisite Investors in accordance with Section B.5(a) and (ii) all dividends (set forth in Sections B.1(a), B.1(b) and B.1(c) above) on the Series F Preferred Stock and Series E Preferred Stock shall have been paid or declared and set apart. Prior to the payment of any dividend on any share of Mezzanine Preferred, an additional dividend shall be paid with respect to all outstanding shares of Series F Preferred Stock and Series E Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Mezzanine Preferred (on an as-if-converted to Common Stock basis).

e.           After (i) the Corporation has received the prior written consent of the Series F Requisite Investors in accordance with Section B.5(a) and (ii) the payment, declaration or setting apart of dividends on the Series F Preferred Stock and the Series E Preferred Stock as set forth in Sections B.1(a), B.1(b), B.1(c) and B.1(d) above, holders of Mezzanine Preferred, in preference to the holders of the Junior Series Preferred and Common Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price per annum on each outstanding share of Mezzanine Preferred. The “Original Issue Price” of the Mezzanine Preferred shall be Two Dollars and Four and One-Half Cents ($2.045) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such applicable series of shares). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

f.            So long as any shares of Series F Preferred Stock, Series E Preferred Stock or Mezzanine Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Series Preferred, nor shall any shares of any Junior Series Preferred be purchased, redeemed, or otherwise acquired for value by the Corporation until (i) the Corporation has received the prior written consent of the Series F Requisite Investors in accordance with Section B.5(a) and (ii) all dividends (set forth in Sections B.1(a), B.1(b), B.1(c), B.1(d) and B.1(e) above) on the Series F Preferred Stock, Series E Preferred Stock and Mezzanine Preferred shall have been paid or declared and set apart. Prior to the payment of any dividend on any share of Junior Series Preferred, an additional dividend shall be paid with respect to all outstanding shares of Series F Preferred Stock, Series E Preferred Stock and Mezzanine Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Junior Series Preferred (on an as-if-converted to Common Stock basis).

g.           After (i) the Corporation has received the prior written consent of the Series F Requisite Investors in accordance with Section B.5(a) and (ii) the payment, declaration or setting apart of dividends on the Series F Preferred Stock, the Series E Preferred Stock and the Mezzanine Preferred as set forth in Sections B.1(a), B.1(b), B.1(c), B.1(d), B.1(e) and B.1(f) above, holders of Junior Series Preferred, in preference to the holders of the Common Stock, shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the applicable Original Issue Price per annum on each outstanding share of Junior Series Preferred. The “Original Issue Price” of (x) the Series A Preferred Stock shall be Fifty Cents ($0.50) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such applicable series of shares), (y) the Series B Preferred Stock shall be One Dollar ($1.00) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such applicable series of shares) and (z) the Series B-1 Preferred Stock shall be One Dollar and Fifty Cents ($1.50) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such applicable series of shares). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

h.           So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Common Stock, nor shall any shares of Common Stock be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer) until (i) the Corporation has received the prior written consent of the Series F Requisite Investors in accordance with Section B.5(a) and (ii) all dividends (set forth in Sections B.1(a), B.1(b), B.1(c), B.1(d), B.1(e), B.1(f) and B.1(g) above) on the Series Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

i.            The provisions of Section B.1(h) shall not, however, apply to (i) a dividend payable in Common Stock, or (ii) any repurchase of any outstanding securities of the Corporation that is unanimously approved by the Board. The holders of the Series Preferred expressly waive their rights, if any, as described in California Code Sections 502, 503 and 506 as they relate to repurchases of shares upon termination of employment or service as a consultant or director.

2.          Liquidation Preference.

a.           In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Series E Preferred Stock, Mezzanine Preferred, Junior Series Preferred or Common Stock, the holders of Series F Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Series F Preferred Stock equal to the applicable Original Issue Price plus all accrued or declared and unpaid dividends in respect of such share of Series F Preferred Stock held by them. If, upon any such liquidation, distribution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series F Preferred Stock of the liquidation preference set forth in this Section B.2(a), then all such assets shall be distributed among the holders of Series F Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

b.           After full payment to the holders of the Series F Preferred Stock of the amounts set forth in Section B.2(a) above, but before any distribution or payment shall be made to the holders of any Mezzanine Preferred, Junior Series Preferred or Common Stock, the holders of Series E Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Series E Preferred Stock equal to the applicable Original Issue Price plus all declared and unpaid dividends in respect of such share of Series E Preferred Stock held by them. If, upon any such liquidation, distribution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series E Preferred Stock of the liquidation preference set forth in this Section B.2(b) (following payment of the amounts set forth in Section B.2(a)), then such assets shall be distributed among the holders of Series E Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

c.           After full payment to the holders of the Series F Preferred Stock and Series E Preferred Stock of the amounts set forth in Sections B.2(a) and B.2(b) above, but before any distribution or payment shall be made to the holders of any Junior Series Preferred or Common Stock, the holders of Mezzanine Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Mezzanine Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends in respect of such share of Mezzanine Preferred held by them. If, upon any such liquidation, distribution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Mezzanine Preferred of the liquidation preference set forth in this Section B.2(c) (following payment of the amounts set forth in Sections B.2(a) and B.2(b)), then such assets shall be distributed among the holders of Mezzanine Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

d.           After full payment to the holders of the Series F Preferred Stock, Series E Preferred Stock and Mezzanine Preferred of the amounts set forth in Sections B.2(a), B.2(b) and B.2(c) above, but before any distribution or payment shall be made to the holders of any Common Stock, the holders of Junior Series Preferred shall be entitled to be paid out of the assets of the Corporation an amount per share of Junior Series Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends in respect of such share of Junior Series Preferred held by them. If, upon any such liquidation, distribution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Junior Series Preferred of the liquidation preference set forth in this Section B.2(d) (following payment of the amounts set forth in Sections B.2(a), B.2(b) and B.2(c)), then such assets shall be distributed among the holders of Junior Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

e.           After full payment to the holders of the Series Preferred of the amounts set forth in Sections B.2(a), B.2(b), B.2(c) and B.2(d) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed among the holders of the Series Preferred and Common Stock in proportion to the shares of Common Stock then held by such holders, with each share of Series Preferred treated as the number of shares of Common Stock into which such share of Series Preferred is then convertible; provided, however, that the holders of Series Preferred will participate in the distribution pursuant to this Section B.2(e) only until such time as such holders have received pursuant to Sections B.2(a), B.2(b), B.2(c) and B.2(d) above and this Section B.2(e) an aggregate amount per share of the applicable Series Preferred equal to two (2) times the applicable Original Issue Price; thereafter, the remaining assets of the Corporation legally available for distribution (or consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock. Notwithstanding the foregoing, for purposes of determining the amount each holder of shares of Series Preferred is entitled to receive with respect to any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each such holder of shares of a series of Series Preferred shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder in respect of such shares of such series of Series Preferred if such holder did not convert such shares of such series of Series Preferred into shares of Common Stock.

f.            Unless the Series F Requisite Investors and the holders of a majority of the outstanding Series E Preferred Stock, voting as a separate class (the “Majority Series E Holders”) elect otherwise, the following events shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series Preferred and Common Stock to receive at the closing of such event in cash, securities or other property (valued as provided in Section B.2(g) below) amounts as specified in Sections B.2(a), B.2(b), B.2(c), B.2(d) and B.2(e) above:

(i)          a sale, exclusive license, or other disposition of all or substantially all of the assets of the Corporation (an “Asset Transfer”); or

(ii)         any acquisition of the Corporation by another person or entity (or group of persons or entities) by means of any transaction or series of transactions (including, without limitation, any reorganization, consolidation or merger of the Corporation with or into any other entity) (x) in which the holders of the Corporation's outstanding capital stock immediately before the first such transaction do not, immediately after any other such transaction, retain stock or other equity interests representing at least fifty percent (50%) of the voting power of the surviving entity of such transaction or (y) after which any such person or entity (or group of persons or entities) hold more than fifty percent (50%) of the voting power of the Corporation's outstanding capital stock excluding any transaction or series of related transactions effected for bona fide fund raising purposes (an “Acquisition”). Unless otherwise agreed upon by the Series F Requisite Investors and the Majority Series E Holders, no stockholder of the Corporation shall enter into any transaction or series of related transactions resulting in a liquidation, dissolution or winding up of the Corporation pursuant to the terms hereof unless the terms of such transaction or transactions provide that the consideration to be paid to the stockholders of the Corporation is to be allocated in accordance with the preferences and priorities set forth in this Section B.2.

g.           Whenever the distribution provided for in this Section B.2 shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board.

h.           Notwithstanding any other provision set forth in this Section B.2, unless otherwise agreed upon by the Series F Requisite Investors and the Majority Series E Holders, in the event that any consideration payable to the Corporation or its stockholders in connection with any Asset Transfer or Acquisition is contingent upon the occurrence of any event or the passage of time pursuant to deferred purchase price payments, installment payments, payments made in respect of any promissory note issued in such transaction, payments from escrow, purchase price adjustment payments or payments in respect of "earnouts" or holdbacks, such consideration shall not be deemed received by the Corporation or its stockholders or available for distribution to such stockholders unless and until such consideration is indefeasibly received by the Corporation or its stockholders in accordance with the terms of such Asset Transfer or Acquisition.

i.            In applying distributions upon a liquidation, dissolution or winding up of the Corporation (including an Asset Transfer or Acquisition) pursuant to this Section B.2 that involves installment or contingent payments, the holders of the Series Preferred will be entitled to an amount, re-calculated at the time of each installment or contingent payment and applied on a cumulative basis, that is the greater of (i) the amounts specified in Section B.2(a)-(e), as applicable, and (ii) the amount to which such holder of Series Preferred would have been entitled to on an as-if-converted to Common Stock basis, taking into account cumulative installment or contingent payments.

3.          Voting Rights; Directors.

a.           Each holder of shares of the Series Preferred shall be entitled to that number of votes equal to the number of shares of Common Stock issuable upon conversion of such shares of Series Preferred and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Common Stock as a single class on an as-if-converted to Common Stock basis and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (l) vote for each share of Common Stock held.

b.           Notwithstanding Section B.3(a) above, (i) the holders of Series A Preferred Stock, by a majority vote, voting together as a single class, shall be entitled to elect one (1) member of the Board (the “Series A Director”), (ii) the holders of Series E Preferred Stock, by a majority vote, voting together as a single class, shall be entitled to elect two (2) members of the Board (the “Series E Directors”), (iii) the holders of Series F Preferred Stock, by a vote of the holders of a majority of the outstanding Series F Preferred Stock, voting as a separate class, shall be entitled to elect two (2) members of the Board (the “Series F Directors”, and together with the Series A Director and the Series E Directors, the “Preferred Directors”), (iv) the holders of Common Stock, by a majority vote, voting together as a single class, shall be entitled to elect one (1) member of the Board (the “Common Director”) and (v) all remaining members of the Board shall be elected by all classes of the Corporation’s capital stock, by a majority vote, voting together as a single class on an as-if-converted to Common Stock basis as provided in Section B.3(a) above.

c.           Subject to Section B.3(b) above, at any meeting held for the purpose of electing or nominating directors, the presence in person or by proxy of the holders of (i) a majority of the Series A Preferred Stock then outstanding shall constitute a quorum of the Series A Preferred Stock for the election or nomination of the Series A Director, (ii) a majority of the Series E Preferred Stock then outstanding shall constitute a quorum of the Series E Preferred Stock for the election or nomination of the Series E Directors, (iii) a majority of the Series F Preferred Stock then outstanding shall constitute a quorum of the Series F Preferred Stock for the election or nomination of the Series F Directors, (iv) a majority of the Common Stock then outstanding shall constitute a quorum of the Common Stock for the election or nomination of the Common Director and (v) a majority of all classes of the Corporation’s capital stock, on an as-if-converted to Common Stock basis, then outstanding shall constitute a quorum of all such classes for the election or nomination of all remaining directors; a vacancy in any directorship elected solely by (i) the holders of Series A Preferred Stock shall be filled only by the vote of the holders of Series A Preferred Stock as provided in Section B.3(b)(i) above, (ii) the holders of Series E Preferred Stock shall be filled only by the vote of the holders of Series E Preferred Stock as provided in Section B.3(b)(ii) above, (iii) the holders of Series F Preferred Stock shall be filled only by the vote of the holders of Series F Preferred Stock as provided in Section B.3(b)(iii) above and (iv) the holders of Common Stock shall be filled only by the vote of the holders of Common Stock as provided in Section B.3(b)(iv) above; and a vacancy in all remaining directorships shall be filled by the vote of the holders of the Corporation’s capital stock as provided in Section B.3(b)(v) above.

4.          Conversion. The holders of the Series Preferred shall have conversion rights as follows:

a.           Optional Conversion. Subject to and in compliance with the provisions of this Section B.4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable Series Preferred Conversion Rate then in effect (determined as provided in Section B.4(b)) by the number of shares of Series Preferred, as applicable, being converted.

b.           Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of the Series Preferred by the applicable “Junior Series Preferred Conversion Price,” “Mezzanine Preferred Conversion Price,” “Series E Preferred Conversion Price” or “Series F Preferred Conversion Price” calculated as provided in Section B.4(c).

c.           Series Preferred Conversion Price. The conversion price for the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall initially be the applicable Original Issue Price of the Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock (collectively, the “Junior Series Preferred Conversion Price”), the Series C Preferred Stock and Series D Preferred Stock (collectively, the “Mezzanine Preferred Conversion Price”), the Series E Preferred Stock (the “Series E Preferred Conversion Price”), and the Series F Preferred Stock (the “Series F Preferred Conversion Price”) respectively. Such initial Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price and Series F Preferred Conversion Price shall be adjusted from time to time in accordance with this Section B.4. All references to the Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price herein shall mean the respective Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price as so adjusted.

d.           Mechanics of Conversion. Each holder of Series Preferred who converts the same into shares of Common Stock pursuant to this Section B.4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted (or the holder thereof notifies the Corporation that such certificates have been lost, stolen or destroyed and such holder executes an agreement to indemnify the Corporation from any loss incurred by it in connection with such certificates), and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, or any Asset Transfer or Acquisition, the conversion may, at the option of any holder tendering Series Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such Asset Transfer or Acquisition, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities or the closing of such Asset Transfer or Acquisition.

e.           Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after, with respect to the Junior Series Preferred, Mezzanine Preferred and Series E Preferred Stock, the date and time of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”) or, with respect to the Series F Preferred Stock, the date that the first share of Series F Preferred Stock is issued (the “Issue Date”), effect a subdivision or split of the outstanding Common Stock, the applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price in effect immediately before that subdivision or split shall be proportionately decreased. Conversely, if the Corporation shall at any time or from time to time after, with respect to the Junior Series Preferred, Mezzanine Preferred and Series E Preferred Stock, the Effective Time or, with respect to the Series F Preferred Stock, the Issue Date, combine the outstanding shares of Common Stock into a smaller number of shares, the applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section B.4(e) shall become effective at the close of business on the date the subdivision, split or combination becomes effective.

f.            Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time or from time to time after, with respect to the Junior Series Preferred, Mezzanine Preferred and Series E Preferred Stock, the Effective Time or, with respect to the Series F Preferred Stock, the Issue Date, makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock ("Common Stock Equivalents"), in each such event the applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock (or in the case of Common Stock Equivalents, shares of Common Stock underlying such Common Stock Equivalents) issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price shall be adjusted pursuant to this Section B.4(f) to reflect the actual payment of such dividend or distribution.

g.           Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after, with respect to the Junior Series Preferred, Mezzanine Preferred and Series E Preferred Stock, the Effective Time or, with respect to the Series F Preferred Stock, the Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer treated as a liquidation, dissolution or winding up of the Corporation as described in Section B.2(f) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section B.4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

h.           Reorganizations, Mergers or Consolidations. If at any time or from time to time after, with respect to the Junior Series Preferred, Mezzanine Preferred and Series E Preferred Stock, the Effective Time or, with respect to the Series F Preferred Stock, the Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section B.2(f) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section B.4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Corporation to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger or consolidation subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section B.4 with respect to the rights of the holders of Series Preferred after the capital reorganization, merger or consolidation to the end that the provisions of this Section B.4 (including adjustment of the applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

i.            Sale of Shares Below Series Preferred Conversion Price.

(i)          If at any time or from time to time after the Effective Time, the Corporation issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section B.4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section B.4(e) above, for an Effective Price (as defined in subsection (i)(iv) below) less than the then effective applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price, then and in each such case the then effective applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as computed in subsection (i)(ii) below) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii)         For the purpose of making any adjustment required under this Section B.4(i), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale but without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (i)(iii)) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii)        For the purpose of the adjustment required under this Section B.4(i), if the Corporation issues or sells (i) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof (assuming the satisfaction of any conditions to convertibility, exercisability or exchangeability (including, without limitation, the passage of time)) and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities; provided further that in the event of any increase in the number of shares of Common Stock deliverable upon the exercise or conversion of such rights, options or Convertible Securities, the applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price, to the extent in any way affected by or initially determined using such rights, options or Convertible Securities, shall be adjusted to reflect such increase. No further adjustment of the applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(iv)        “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section B.4(i), other than

(A)         shares of Common Stock issued upon conversion of the Series Preferred;

(B)         (1) up to Seven Million Two Hundred Forty-Two Thousand Two Hundred Forty-Two (7,242,242) shares of Common Stock (as adjusted for any stock dividends, combinations and splits with respect to such shares of Common Stock) issued pursuant to the exercise of the stock options granted pursuant to the Corporation's 2002 Equity Incentive Plan (as amended, the "Option Plan") and outstanding on the date hereof, (2) up to Three Million Seven Hundred Seventy Thousand Five Hundred Eighty-Four (3,770,584) shares of Common Stock (as adjusted for any stock dividends, combinations and splits with respect to such shares of Common Stock) issued as restricted stock awards, or issuable upon exercise of stock options issued or granted after the date hereof pursuant to the Option Plan or (3) shares of Common Stock issued as restricted stock awards, or issuable upon exercise of stock options issued or granted after the date hereof pursuant to the Option Plan to the extent that any stock options or restricted stock awards previously granted pursuant to clause (1) or clause (2) of this clause (B) are canceled or expire unexercised or are repurchased upon termination of service to the Corporation, in each such case, issued to employees, officers, directors or consultants for the primary purpose of soliciting or retaining their employment or services for the benefit of the Corporation;

(C)         shares of Common Stock issued pursuant to the exercise of warrants outstanding as of the Effective Time;

(D)         shares of Common Stock and/or options, warrants or other purchase rights for Common Stock, and the Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by a majority of the directors then serving on the Board;

(E)         up to Five Hundred Thousand (500,000) shares of Common Stock (including any shares subject to options, warrants or other purchase rights for Common Stock, and the Common Stock issued pursuant to such options, warrants or other rights) (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) issued after the Effective Time pursuant to any leasing arrangement or debt financing from a bank or similar financial institution, or pursuant to any research and development or other strategic partnership, licensing or collaborative arrangements and other similar transactions, approved by a majority of the directors then serving on the Board including the affirmative vote or written consent of at least one of the Series F Directors;

(F)         shares of Common Stock issued in connection with a firmly underwritten public offering in connection with which all shares of Series Preferred convert into Common Stock as provided in Section B.4(l) below;

(G)         One Hundred Thousand (100,000) shares of Common Stock (as adjusted for any stock splits, dividends and recapitalizations and the like with respect to such shares of Common Stock) issued in connection with the Second Amendment to the License Agreement effective May 13, 2002 by and between the Corporation and The Regents of the University of California, as amended; and

(H)         shares of Common Stock issued on conversion of shares of Series F Preferred Stock that are issued pursuant to the exercise of warrants that are issued pursuant to the Purchase Agreement.

The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section B.4(i), into the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section B.4(i), for such Additional Shares of Common Stock.

j.            Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section B.4, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder’s address as shown in the Corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement, as applicable, of (i) the consideration received or deemed to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

k.          Notices of Record Date. Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by the Series F Requisite Investors) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

l.            Automatic Conversion.

(i)          Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then effective applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price, at any time upon the affirmative election of the Series F Requisite Investors and the Majority Series E Holders.

(ii)         Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then effective applicable Junior Series Preferred Conversion Price, Mezzanine Preferred Conversion Price, Series E Preferred Conversion Price or Series F Preferred Conversion Price, immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which (i) the per share price is at least $4.09 per share (as adjusted for stock splits, dividends, recapitalizations and the like with respect to such shares), (ii) the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $50,000,000 and (iii) immediately after which the Common Stock is listed on a United States national securities exchange (a “Qualifying IPO”).

(iii)        Upon the occurrence of any of the events specified in Sections B.4(l)(i) or B.4(l)(ii) above, any declared and unpaid dividends shall be paid in accordance with the provisions of Section B.4(d) (and, upon a Qualifying IPO, any accrued but unpaid dividends payable to the holders of Series F Preferred Stock shall be paid in the manner provided in Section B.1(a)), and the outstanding shares of applicable Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section B.4(d) (and, upon a Qualifying IPO, any accrued but unpaid dividends payable to the holders of Series F Preferred Stock shall be paid in the manner provided in Section B.1(a)).

m.           Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board) on the date of conversion.

n.           Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

o.           Notices. Any notice required by the provisions of this Section B.4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

p.           Payment of Taxes. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

q.           No Dilution or Impairment. Without the consent of the Series F Requisite Investors and the Majority Series E Holders, the Corporation shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

5.          Restrictions and Limitations.

a.           Separate Vote of Series F Preferred Stock. The Corporation shall not take any of the following actions, whether by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, without the prior written consent of the Series F Requisite Investors:

(i)          Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation);

(ii)         Any increase or decrease in the authorized number of shares of Series F Preferred Stock, Common Stock or Preferred Stock;

(iii)        Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into or exercisable or exchangeable for equity securities of the Corporation having any right, preference or privilege ranking on a parity with, or senior to, the rights, preferences or privileges of the Series F Preferred Stock;

(iv)        Any redemption, repurchase, payment of dividends (other than Common Stock dividends) or other distributions with respect to its capital stock or other equity securities (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer);

(v)         Any Asset Transfer or Acquisition;

(vi)        Any other disposition, sale or license of assets of the Corporation then having a fair market value of greater than ten percent (10%) of the total fair market value of the Corporation’s assets, as determined in good faith by the Board, unless approved by a majority of the directors then serving on the Board including the affirmative vote or written consent of at least one of the Series F Directors;

(vii)       Any increase or decrease in the authorized number of members of the Corporation’s Board;

(viii)      Any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or its business;

(ix)         Any material change in the Corporation’s fundamental business, unless approved by a majority of the directors then serving on the Board including the affirmative vote or written consent of at least one of the Series F Directors;

(x)          Any acquisition of any other business entity (or such entity’s business, operations or assets), or any entry into strategic alliances, material technology licensing arrangements or other corporate partnering relationships, unless approved by a majority of the directors then serving on the Board including the affirmative vote or written consent of at least one of the Series F Directors;

(xi)         The undertaking of any of the foregoing by any subsidiary of the Corporation; or

(xii)        The issuance of any shares of the Series F Preferred Stock other than (i) pursuant to the Initial Closing or a Subsequent Closing (each as defined in the Purchase Agreement), (ii) pursuant to the exercise of warrants that are issued pursuant to the Purchase Agreement, (iii) pursuant to the payment of dividends pursuant to Section B.1(a) of Article IV or (iv) up to an aggregate of One Hundred Twenty-Six Thousand Six Hundred Fifty-Three (126,653) shares as approved by the Board.

b.           Separate Vote of Series E Preferred Stock. The Corporation shall not, and shall not permit any of its subsidiaries to, take any of the following actions, whether by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise, without the prior written consent of the Majority Series E Holders:

(i)          Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Corporation that would adversely affect the rights, preferences or privileges of the Series E Preferred Stock;

(ii)         Any increase or decrease in the authorized number of shares of Series E Preferred Stock;

(iii)        Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into or exercisable or exchangeable for equity securities of the Corporation having any right, preference or privilege ranking on a parity with, or senior to, the rights, preferences or privileges of the Series E Preferred Stock, unless such stock or securities also ranks on a parity with, or senior to, the rights, preferences or privileges of the Series F Preferred Stock;

(iv)        Any Asset Transfer or Acquisition; or

(v)         Any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or its business.

6.          Redemption.

a.           The Corporation shall be obligated to redeem the Series F Preferred Stock as follows:

(i)          The Series F Requisite Investors may require the Corporation, to the extent it may lawfully do so, to redeem all of the then outstanding Series F Preferred Stock in three (3) annual installments beginning not prior to the seventh (7th) anniversary of the Issue Date, and ending on the date two (2) years from such first redemption date (each a “Redemption Date”); provided that the Corporation shall receive at least sixty (60) days prior to such the first such Redemption Date written notice of such election of the Series F Preferred Stock. The Corporation shall effect such redemptions on each Redemption Date by paying in cash in exchange for the shares of Series F Preferred Stock to be redeemed on such Redemption Date at a price equal to the greater of (A) the fair market value of Series F Preferred Stock on such date as determined in good faith by the Board (provided that if the Series F Requisite Investors in good faith disagree with such fair market value, the Corporation shall engage a mutually acceptable investment bank or valuation firm to provide its opinion as to such fair market value, which shall be final and binding as to all parties) or (B) the Original Issue Price of the Series F Preferred Stock, plus any dividend accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. The total amount to be paid for the Series F Preferred Stock is hereinafter referred to as the “Redemption Price.” The number of shares of Series F Preferred Stock that the Corporation shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series F Preferred Stock outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section B.6(a) shall be redeemed from each holder of Series F Preferred Stock on a pro rata basis, based on the number of shares of Series F Preferred Stock then held.

(ii)         At least thirty (30) days but no more than ninety (90) days prior to the first Redemption Date, the Corporation shall send a notice (a “Redemption Notice”) to all holders of Series F Preferred Stock to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date (including, if applicable, those to be redeemed at the option of the Corporation), then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

b.           On or prior to the applicable Redemption Date, the Corporation shall deposit the Redemption Price of all shares to be redeemed on such Redemption Date with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Corporation pursuant to this Section B.6(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section B.4 hereof no later than the fifth (5th) day preceding the applicable Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation pursuant to this Section B.6(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Corporation promptly upon its written request.

c.           On or after each such Redemption Date, each holder of shares of Series F Preferred Stock to be redeemed shall surrender such holder’s certificates representing such shares to the Corporation in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event that less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series F Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series F Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series F Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

d.           In the event of a call for redemption of any shares of Series F Preferred Stock, the conversion rights for such Series F Preferred Stock (as set forth in Section B.4 above) shall terminate as to the shares designated for redemption at the close of business on the last business day preceding the applicable Redemption Date, unless default is made in payment of the Redemption Price.

7.          No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

V.

In furtherance and not in limitation of the powers conferred by statute, the Board shall have the power, subject to the provisions of Section B.5 of Article IV, both before and after receipt of any payment for any of the Corporation’s capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the grant of such power to the Board shall not divest the stockholders of nor limit their power, subject to the provisions of Section B.5 of Article IV, to adopt, amend, repeal or otherwise alter the Bylaws.

VI.

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VII.

A director of the Corporation shall, to the full extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

VIII.

The Corporation shall indemnify its directors and shall provide for advancement of the expenses of such persons, to the fullest extent provided by Section 145 of the Delaware General Corporation Law. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which State law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

Any amendment, repeal or modification of the foregoing provision of this Article VIII shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal, modification or adoption.

IX.

Subject to the rights of the Series F Requisite Investors and the Majority Series E Holders pursuant to Section B.5 of Article IV above, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or necessary for the conversion of all shares of Series Preferred then outstanding or issuable upon exercise of warrants or other purchase rights) by the affirmative vote of the holders of a majority of the stock of the Corporation (voting together on an as-if-converted to Common Stock basis) irrespective of Section 242(b)(2) of the Delaware General Corporation Law.

X.

Pursuant to Section 122(17) of the Delaware General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation or any subsidiary of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of Preferred Stock or their affiliates (including, without limitation, any representative or affiliate of such holders of Preferred Stock serving on the Board or the board of directors or other governing body of any subsidiary of the Corporation) (collectively, the "Investor Parties"). Without limiting the foregoing renunciation, the Corporation on behalf of itself and its subsidiaries (a) acknowledges that the Investor Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Corporation and its subsidiaries ("Competing Businesses") and (b) agrees that the Investor Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Corporation. Without limitation of the foregoing, each Investor Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its subsidiaries, and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any rights or expectancy by virtue of such Investor Parties' relationships with the Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom.

5.          This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law by the Board and the stockholders of the Corporation. The total number of outstanding shares entitled to vote or act by written consent was Five Million Three Hundred Twelve Thousand Sixty-Five (5,312,065) shares of Common Stock, Eight Hundred Thousand (800,000) shares of Series A Preferred Stock, Two Million Two Hundred Thirty-Three Thousand Eight Hundred Seventy-Nine (2,233,879) shares of Series B Preferred Stock, Two Million Thirty-Three Thousand Three Hundred Thirty-Three (2,033,333) shares of Series B-1 Preferred Stock, Five Million One Hundred Forty-One Thousand Six Hundred Ninety (5,141,690) shares of Series C Preferred Stock, Eleven Million Two Hundred Ninety-Five Thousand Eight Hundred Forty-Six (11,295,846) shares of Series D Preferred Stock and Seven Million Eight Hundred Ninety-Four Thousand Eight Hundred Seventy-One (7,894,871) shares of Series E Preferred Stock. A majority of the outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis, a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis, and a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, voting as separate classes approved this Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the Delaware General Corporation Law and written notice of such was given by the Corporation in accordance with said Section 228.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed under the seal of this corporation as of this 7th day of February, 2011.

CHIMERIX, INC.

By:	/s/ Kenneth I. Moch
Kenneth I. Moch
Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHIMERIX, INC.

Chimerix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

First:      The name of the Corporation is Chimerix, Inc.

Second:  The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is April 7, 2000.

Third:     The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Corporation’s Amended and Restated Certificate of Incorporation as follows:

1.           The first paragraph of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to add the following at the end of such paragraph:

“Effective at the time of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, every 3.55 shares of Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one share of Common Stock without increasing or decreasing the par value of each share of Common Stock (the “Reverse Split”); provided, however, that this Corporation shall issue no fractional shares of Common Stock as a result of the Reverse Split, but shall instead pay to any stockholder who would be entitled to receive a fractional share as a result of the actions set forth herein a sum in cash equal to the fair market value of the shares constituting such fractional share as determined by the Board of Directors of the Corporation. The Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent. The Reverse Split shall be effected on a record holder-by-record holder basis, such that any fractional shares of Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.”

2.           Article IV, Section B.1(a) of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“a.          Holders of Series F Preferred Stock, in preference to the holders of the Series E Preferred Stock, Mezzanine Preferred, Junior Series Preferred and Common Stock, shall be entitled to receive, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series F Preferred Stock. The “Original Issue Price” of the Series F Preferred Stock shall be Two Dollars and Four and One-Half Cents ($2.045) per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such applicable series of shares). Such dividends shall accrue on a daily basis, whether or not declared by the Board, and shall be cumulative to the extent not declared and paid for a period ending on the date immediately prior to the date that a registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation is declared effective for an initial public offering approved by the Board or a Pricing Committee duly appointed by the Board (the “Accruing Dividends Outside Date”). Such dividends shall be payable to each such holder of Series F Preferred Stock in a number of shares of Series F Preferred Stock equal to the amount of such dividends divided by the Original Issue Price of the Series F Preferred Stock, rounded down to the nearest whole share, concurrently with any liquidation, dissolution or winding up of the Corporation or any Asset Transfer or Acquisition (as such terms are defined below), or immediately prior to the closing of an initial public offering of the Common Stock in which all of the Series Preferred is converted to Common Stock. After the Accruing Dividends Outside Date, any future dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative notwithstanding anything to the contrary set forth above.”

3.            Article IV, Section B.4(l)(iii) of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“(iii) Upon the occurrence of any of the events specified in Sections B.4(l)(i) or B.4(l)(ii) above, any declared and unpaid dividends shall be paid in accordance with the provisions of Section B.4(d) (and, immediately prior to the automatic conversion of all of the Series Preferred into shares of Common Stock pursuant to this Section B.4(l) in connection with an initial public offering of the Common Stock, any accrued but unpaid dividends payable to the holders of Series F Preferred Stock shall be paid in the manner provided in Section B.1(a)), and the outstanding shares of applicable Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section B.4(d) (and, immediately prior to the automatic conversion of all of the Series Preferred into shares of Common Stock pursuant to this Section B.4(l) in connection with an initial public offering of the Common Stock, any accrued but unpaid dividends payable to the holders of Series F Preferred Stock shall be paid in the manner provided in Section B.1(a)).”

Fourth:     Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

In Witness Whereof, Chimerix, Inc. has caused this Certificate of Amendment to be executed by its duly authorized officer as of March 25, 2013.

/s/ Kenneth I. Moch
Kenneth I. Moch, Chief Executive Officer